MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT
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                                TABLE OF CONTENTS

                                                                            Page
PARTIES......................................................................  1

PREAMBLE.....................................................................  1

1.       DEFINITIONS.........................................................  1
         1.1      Affiliate..................................................  1
         1.2      CNAV.......................................................  1
         1.3      CNAV Order.................................................  2
         1.4      Cost Plus..................................................  2
         1.5      Current Customer...........................................  2
         1.6      Direct Competitor..........................................  2
         1.7      Distributor Agreement......................................  2
         1.8      HCIS Vendor................................................  2
         1.9      IMNET FILM OSS.............................................  2
         1.10     Intellectual Property......................................  2
         1.11     License Fees...............................................  2
         1.12     MegaSAR Equipment..........................................  2
         1.13     MegaSAR 420 Inventory......................................  2
         1.14     MegaSAR Product............................................  3
         1.15     Note.......................................................  3
         1.16     Prepaid License Fee........................................  3
         1.17     [Deleted.].................................................  3
         1.18     Provider...................................................  3
         1.19     Stock Pledge Agreement.....................................  3
         1.20     Term.......................................................  3
         1.21     Territory..................................................  3
         1.22     Unit.......................................................  3

2.       GRANT OF MANUFACTURING LICENSE......................................  3
         2.1      MegaSAR Product Manufacturing License......................  3
         2.2      Transition Support.........................................  4
         2.3      Restrictions on Use and Disclosure of Intellectual Property  4
         2.4      Restrictions on Use and Disclosure of Software.............  4

3.       GRANT OF DISTRIBUTION LICENSE.......................................  5
         3.1      MegaSAR Product Distribution License.......................  5
         3.2      Payment for Distribution License...........................  5
         3.3      Appointment of Distributors................................  5

4.       LICENSE FEES........................................................  5
         4.1      Prepaid License Fee........................................  5
         4.2      Additional License Fees....................................  5
         4.3      Quarterly Payments.........................................  5
         4.4      Records....................................................  5



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5.       SALE OF MEGASAR 420 INVENTORY AND MEGASAR EQUIPMENT.................  6
         5.1      MegaSAR 420 Inventory; IMNET as Exclusive Supplier.........  6
         5.2      Maintenance of MegaSAR 420 Inventory Records...............  6
         5.3      Payment for MegaSAR Equipment..............................  6

6.       FUTURE PURCHASES OF MEGASAR PRODUCTS BY IMNET.......................  7
         6.1      Appointment as Distributor.................................  7
         6.2      Agreement to Manufacture MegaSAR Products..................  7
         6.3      IMNET Quotation, Time and Material Services................  8
         6.4      Price for MegaSAR Products.................................  8
         6.5      Maintenance.  .............................................  8
         6.6      Spare Parts................................................  8
         6.7      CNAV and the CNAV Order....................................  8
         6.8      Price Changes for MegaSAR Products.........................  9
         6.9      Prices are FOB Licensee's Location.........................  9
         6.10     Purchase Orders............................................  9
         6.11     Title/Insurance............................................  9
         6.12     Payment Terms..............................................  9
         6.13     Acceptance of MegaSAR Products.............................  9
         6.14     Documentation..............................................  9
         6.15     Source Code Escrow......................................... 10

7.       AMENDMENT TO THE DISTRIBUTOR AGREEMENT.............................. 11
         7.1      Agreement to Amend Distributor Agreement................... 11
         7.2      Settlement of Amounts Due IMNET............................ 11

8.       CERTAIN RESTRICTIVE COVENANTS....................................... 11
         8.1      No Sales or Sales-Based Compensation to Direct Competitors. 11
         8.2      No Sales or Sales-Based Compensation to Current Customers.. 11
         8.3      No Sales or Sales-Based Compensation to HCIS Vendors....... 12
         8.4      No Sales or Sales-Based Compensation to Providers.......... 12
         8.5      No Competing Products...................................... 12

9.       IMNET'S REPRESENTATIONS AND WARRANTIES.............................. 12
         9.1      Binding Obligation......................................... 12
         9.2      Ownership Interests........................................ 13
         9.3      Good Standing.............................................. 13
         9.4      No Infringement............................................ 13
         9.5      Substantial Compliance..................................... 13
         9.6      No Third Party Payments.................................... 13
         9.7      Exception to Warranties and Representations for Generally A
                  Technology................................................. 13
         9.8.     IMNET Indemnity as to Infringement......................... 13


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10.      LICENSEE'S REPRESENTATIONS AND WARRANTIES........................... 14
         10.1     Binding Obligation......................................... 14
         10.2     Good Standing.............................................. 14
         10.3     Licensee Indemnity as to Infringement...................... 15
         10.4     [Deleted.]................................................. 15
         10.5     Authorization to Bind Licensee............................. 15

11.      EQUIPMENT LIMITED WARRANTY...........................................15
         11.1     Limited Warranty............................................15
         11.2     Warranty Claim Procedures...................................15
         11.3     IMNET Provided Warranty Service.............................16
         11.4     Changes in Specifications...................................16
         11.5     Warranty May be Void in Certain Circumstances...............16
         11.6     Limitations on Warranty.....................................16
         11.7     Limitation on Liability.....................................16

12.      FURTHER LIMITATIONS OF LIABILITY.................................... 17

13.      DATA AND PROPRIETARY RIGHTS......................................... 17
         13.1     IMNET to Honor Licensee Rights............................. 17
         13.2     Notice of Unauthorized Use or Misappropriation............. 17

14.      TRADEMARKS AND TRADE NAMES.......................................... 17
         14.1     IMNET Acknowledges Trademarks and Trade Names.............. 17

15.      TERMINATION.........................................................18
         15.1     Right to Terminate.........................................18
         15.2     Termination Does not Affect Pre-Termination Obligations....18
         15.3     Termination by IMNET Hereunder -- Effect on Licenses.......18

16.      TRAINING............................................................19

17.      APPLICABLE LAW......................................................19
         17.1     Georgia Law to Apply.......................................19
         17.2     Export.....................................................19

18.      INDEPENDENT CONTRACTORS.............................................19

19.      ASSIGNMENT..........................................................19

20.      SOLICITATION OF EMPLOYEES...........................................20

21.      NOTICES.............................................................20

22.      DISPUTE RESOLUTION..................................................21
         22.1     Disputes to be Referred to Chief Executive Officers........21


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         22.2     Arbitration................................................21
         22.3     Final and Binding Determination............................21

23.      INTERPRETATION......................................................21

24.      LEGAL FEES..........................................................22

25.      GENERAL.............................................................22



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                                  EXHIBIT 10.35


                        CONFIDENTIAL TREATMENT REQUESTED

         Confidential Portions of this Agreement which have been redacted are marked with brackets ("[ ]"). The omitted material has been filed separately with the Securities and Exchange Commission.


                MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT


         This Manufacturing and Distribution License Agreement ("Agreement"), dated July 12, 1996 is by and among IMNET Systems, Inc., a Delaware corporation, having its principal place of business in Atlanta, Georgia ("IMNET"), SoftNet Systems, Inc., a New York corporation, having its principal place of business in Lake Forest, Illinois ("SoftNet") and SoftNet's wholly-owned subsidiary, Micrographic Technology Corporation, a Delaware corporation ("MTC") having its principal place of business in Mountain View, California. SoftNet and MTC are hereinafter jointly and severally referred to as "Licensee".

                              W I T N E S S E T H:

         WHEREAS, IMNET has developed and owns certain proprietary intellectual property rights in microfilm retrieval devices; and

         WHEREAS, SoftNet and MTC, acting together, desire for MTC to acquire the exclusive worldwide manufacturing right to such devices; and

         WHEREAS, SoftNet and MTC, acting together, also desire for MTC to acquire a nonexclusive right to distribute such devices; and

         WHEREAS, IMNET desires to grant such manufacturing and distribution rights;

         NOW, THEREFORE, in consideration of the covenants, promises, payments and other valuable consideration contained in this Agreement, the parties hereto hereby agree as follows:


1.       DEFINITIONS

         1.1 Affiliate. "Affiliate" means any person (or affiliated group of persons) which under the term of this Agreement controls, is controlled by or is under common control with either IMNET or SoftNet but only for so long as such entity controls, is controlled by or is under common control with IMNET or SoftNet, as appropriate.

         1.2 CNAV. "CNAV" is an acronym for a specific department of the French Social Security Administration.

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         1.3 CNAV  Order.  "CNAV  Order"  means  orders for an  aggregate  of 11
MegaSAR 420s (an IMNET developed MegaSAR Product) which have been placed with IMNET through Advisoft Consulting ("Advisoft"), which is a Current Customer.

         1.4 Cost Plus. "Cost Plus" means the actual cost incurred by Licensee of manufacturing a MegaSAR Product, computed on the basis set forth on Exhibit 1.4, plus 15%.

         1.5 Current Customer. "Current Customer" means one of the entities identified on Exhibit 1.5. IMNET hereby represents that all the entities identified on Exhibit 1.5 are either current IMNET customers, current distributors of IMNET products, or customers of IMNET distributors.

         1.6  Direct   Competitor.   "Direct   Competitor"  means  the  document
management or imaging system vendors who directly compete with IMNET in providing document imaging and electronic patient record systems for use in healthcare.

         1.7   Distributor   Agreement.   "Distributor   Agreement"   means  the
Distributor Agreement between IMNET and SoftNet (or successor) dated March 19, 1993, as amended.

         1.8 HCIS Vendor. "HCIS Vendor" means a provider of software systems specifically designed for use by Providers, as opposed to more general purpose types of software which are also incidentally also used by Providers. Examples of providers of software designed for general business use are Microsoft and IBM. However, the term "HCIS Vendor" does include, without limitation, Cerner Corporation, IDX Systems Corporation, Integrated Medical Systems, Inc., PHAMIS, Inc., HBO & Company, and Citation Systems, Inc.

         1.9 IMNET FILM OSS. "IMNET FILM OSS" means the software identified as such on Exhibit 1.10.

         1.10 Intellectual Property. "Intellectual Property" means the patent, copyright, trade secret and confidential proprietary information of IMNET which is utilized in the manufacture, installation, operation and service of MegaSAR Products and is generally identified on Exhibit 1.10 hereto.

         1.11 License Fees. "License Fees" shall mean the Prepaid License Fee and all amounts payable by Licensee in accordance with Section 4.2 hereof.

         1.12 MegaSAR Equipment. "MegaSAR Equipment" means certain tooling, tools and other equipment used in the manufacture of the MegaSAR listed on the "IMNET Systems Net Book Value Report" as previously provided to Licensee (the "NBV Report").

         1.13 MegaSAR 420 Inventory. "MegaSAR 420 Inventory" means the IMNET MegaSAR inventory described on a listing previously provided to Licensee. It includes the raw materials, work in progress and finished goods (less finished goods required for current IMNET orders) identified on that list.


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         1.14 MegaSAR  Product.  "MegaSAR  Product"  means a microfilm (or other film) retrieval device, including the existing MegaSAR 420 Microfilm Jukebox, which incorporates all or part of, or is derived from, the Intellectual
Property, or which performs substantially all of the functions such MegaSAR Microfilm Jukeboxes perform. It does not include IMNET Products prior to the MegaSAR 420, and Licensee shall have no rights to manufacture or distribute such prior products

         1.15 Note. "Note" means the obligation of the Licensee to pay $2,909,627 as set forth in accordance with the note attached hereto as Exhibit 1.15, and the Stock Pledge Agreement, and executed concurrently herewith by Licensee.

         1.16 Prepaid License Fee. "Prepaid License Fee" means the amount to be paid to IMNET pursuant to Section 4.1 hereof.

         1.17     [Deleted.]

         1.18 Provider. "Provider" means a hospital, medical or dental clinic, medical laboratory, physician's office, physician practice group, nursing home, or other licensed provider of medical, dental, hospital or nursing home services, and those businesses whose primary business is providing management services to such providers, such as Med Partners, Medaphis, or Renal Care Group, Inc.

         1.19 Stock Pledge Agreement. "Stock Pledge Agreement" means the agreement for pledge of IMNET Common Stock and proceeds from the sale thereof by Licensee, a copy of which is attached hereto as Exhibit 1.19.

         1.20 Term. "Term" means the period from the date hereof until the first to occur of (i) termination of this agreement pursuant to Section 19.1 or (ii) November 21, 2011.

         1.21     Territory.  "Territory" is worldwide.

         1.22 Unit. "Unit" means (i) a MegaSAR Product or a portion thereof;  or
(ii) the IMNET FILM OSS or a derivative for retrieving and displaying a particular image from microfilm (or other film). The combination of a MegaSAR Product and an IMNET FILM OSS or its derivative shall be considered a single Unit. For example, a single IMNET FILM OSS (or derivative) sold in combination with eight MegaSAR Products (or derivatives) would equal eight Units.


2.       GRANT OF MANUFACTURING LICENSE

         2.1 MegaSAR Product Manufacturing License. IMNET hereby grants to Licensee a single exclusive, perpetual worldwide license to use the IMNET Intellectual Property solely to develop, manufacture, distribute, install and maintain MegaSAR Products subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, IMNET retains the right to complete the manufacture of MegaSAR 420s to complete the CNAV Order. IMNET also retains full manufacturing rights regarding all software which is part of the Intellectual Property;

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provided,  however, that Licensee shall retain ownership of any modifications to the Intellectual Property made by Licensee.

         2.2 Transition Support. IMNET has made confidential written recommendations to Licensee regarding those IMNET manufacturing or engineering personnel that Licensee may wish to consider employing as MTC employees to aid in Licensee's activities with the MegaSAR Products. IMNET will assist Licensee in the transfer of the know-how related to the Intellectual Property, for up to six months from the date hereof using its then existing employees experienced in manufacturing and engineering of the MegaSAR 420.

         2.3 Restrictions on Use and Disclosure of Intellectual Property. During the Term in the Territory, Licensee may use the Intellectual Property only for the purpose of developing, manufacturing, distributing, installing and maintaining MegaSAR Products in accordance with this Agreement. Furthermore, Licensee agrees not to use, or to permit other persons to use, such Intellectual Property except in accordance with the terms of this Agreement. Licensee shall safeguard the certain "confidential" portions of the Intellectual Property (identified as such on Exhibit 1.10) against disclosure to third parties by using at least the same degree of care as it uses for its own proprietary information of similar nature. Except as necessary to support Licensee's efforts hereunder, Licensee shall restrict access to such confidential Intellectual Property to individuals who are employees or agents of Licensee and who are bound by written agreement to protect the confidentiality of such Intellectual Property, Licensee's counsel and accountants who reasonably have need to know such information in connection with the purposes of this Agreement. Parties who receive knowledge of the confidential portions of the Intellectual Property shall be bound by written agreement to protect the confidentiality of such information. Licensee shall not be obligated to maintain confidentiality of such confidential Intellectual Property (i) which is, or becomes, publicly available without fault on the part of Licensee; or (ii) which is disclosed to Licensee by a third party without similar restrictions.

         2.4 Restrictions on Use and Disclosure of Software. The right to exploit certain software provided to Licensee hereunder as part of the Intellectual Property is a non-exclusive license for use of the software by Licensee, Licensee's end-user customers or end-user customers of authorized Licensee subdistributors on a single system utilizing MegaSAR Products. Such software may be modified or copied in whole or in part by Licensee for purposes of providing copies for distribution, for backup purposes, for demonstrations, and for development of MegaSAR Products. The software may only be utilized as an integral part of MegaSAR Products. The source code to the IMNET FILM OSS and MegaSAR.exe which is provided to Licensee hereunder shall not be copied for distribution to third parties or otherwise made available by Licensee to any third party. Neither title to nor ownership of the software and other Intellectual Property is hereby transferred to Licensee; provided, however, that Licensee shall retain ownership of any modifications to the Intellectual Property made by Licensee. Licensee agrees to take appropriate action by instruction or agreement with its employees who are permitted access to the Intellectual Property to fulfill its obligations hereunder. At its risk and expense, Licensee or Licensee's subdistributor may modify the software delivered hereunder so as to meet the needs of Licensee or any end-user customer or subdistributor. All such modifications shall be the property of Licensee or Licensee's subdistributors as applicable. Licensee may sublicense to any subdistributor or end-user any software (other than IMNET FILM OSS and MegaSAR.exe source code) furnished to Licensee under this Agreement and an

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                                          [ ] - Confidential Treatment Requested

authorized subdistributor may sublicense such software to any end-user. All such sublicenses must be in writing, prohibit further transfers or sublicensing by end-users, and be approved in advance as to form by IMNET for presentation to end-user customers.


3.       GRANT OF DISTRIBUTION LICENSE

         3.1 MegaSAR Product Distribution License. IMNET grants to Licensee a single non-exclusive, non-transferable, perpetual, worldwide license to market, distribute and sell MegaSAR Products. Licensee acknowledges and agrees that IMNET retains the right to market, distribute and sell MegaSAR Products.

         3.2 Payment for Distribution License. In consideration of the marketing and distribution rights granted pursuant to this Agreement, Licensee hereby agrees to make the payments of the License Fees pursuant to Article 4 below, as well as all other payments due hereunder and under the Note.

         3.3 Appointment of Distributors. Licensee may appoint subdistributors to assist Licensee in exploiting the distribution rights granted to it hereunder, and shall provide IMNET with notice of the appointment of such subdistributors upon their appointment. Any such subdistributor shall be required to abide by the provisions of Articles 2.3, 2.4 and 8 hereof, and Licensee and such subdistributor must acknowledge in writing that IMNET has the right to enforce such provisions directly against such subdistributor.

4.       LICENSE FEES

         4.1 Prepaid License Fee. Licensee will pay IMNET a Prepaid License Fee in the amount of $1,000,000 which is a non-refundable prepaid license fee evidenced by the Note. Licensee shall have no further license fee obligations in connection with the initial sale of the first 250 Units.

         4.2 Additional License Fees. In addition to the Prepaid License Fee, IMNET shall be entitled to receive a License Fee on each Unit sold by Licensee, during the Term of this Agreement, beginning with the 251st Unit sold. The License Fee shall be [ ] per Unit.

         4.3 Quarterly Payments. Throughout the term of this Agreement, Licensee shall provide quarterly reports (by the 30th of the month following the end of the calendar quarter for which the report is prepared) to IMNET, specifying the number of Units sold and a computation and payment of any License Fees (or credits against the Prepaid License Fee) then due to IMNET. The obligation to pay License Fees shall continue after the term of this Agreement so that IMNET receives payment for all Units sold by Licensee during the Term, even if delivery of such Units occurs after expiration of the Term.

         4.4 Records. Licensee shall keep accurate records relating to License Fees due IMNET hereunder. Upon request of IMNET, but not more than once per year, at IMNET's

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expense,  Licensee  shall permit IMNET to have an independent  certified  public accountant examine those of Licensee's records which relate to its obligation to pay License Fees (and its obligations) hereunder. The accounting firm shall provide a copy of its report to Licensee.


5.       SALE OF MEGASAR 420 INVENTORY AND MEGASAR EQUIPMENT

         5.1 MegaSAR 420 Inventory; IMNET as Exclusive Supplier. IMNET agrees to sell to Licensee and Licensee agrees that when and if Licensee requires inventory parts for the purposes of manufacturing the MegaSAR 420, Licensee will first order the required parts from IMNET and to the extent such parts are unavailable, Licensee will then order the required part from a vendor of its choice. The purchase price for each item of the MegaSAR 420 Inventory will be the lower of cost or market (LCM) on the date the order is placed by Licensee, plus shipping. If the parties cannot agree on the market value of the MegaSAR Inventory at the time the order is placed, both parties agree to submit such question to the certified public accounting firm of Arthur Andersen, or in the event of its refusal or inability to act, then to another "Big Six" accounting firm mutually agreeable to IMNET and Licensee, or failing such agreement, to an accounting firm selected by Arthur Andersen. The determination of the MegaSAR Inventory's value in question by the accounting firm so retained shall be final and binding upon both parties. Payment terms for MegaSAR Inventory ordered by Licensee shall be net 30 days. Prices are FOB IMNET's headquarters and are exclusive of taxes, duties, shipping and insurance, all of which shall be paid by Licensee. Title shall pass to Licensee upon delivery. In the absence of specific instructions, IMNET will insure MegaSAR 420 Inventory against risk of loss or damage until received by Licensee at the receiving location designated by Licensee.

         5.2 Maintenance of MegaSAR 420 Inventory Records. IMNET shall maintain accurate records regarding the MegaSAR 420 Inventory not delivered to or placed within the control of Licensee hereunder.

         5.3 Payment for MegaSAR Equipment. Within 30 days of the execution of the Agreement, Licensee shall inspect such MegaSAR Equipment and either agree to accept or reject each item on the NBV Report. For those items accepted by Licensee, IMNET agrees to sell to Licensee, and Licensee agrees to purchase from IMNET, the MegaSAR Equipment. The purchase price for the MegaSAR Equipment is set forth on the NBV Report. The purchase price shall be added to the sums due under the Note, by an amendment to the Note, and Licensee shall make payment for the MegaSAR Equipment in accordance with the terms of the Note. IMNET represents and warrants that it has good, valid and marketable title to the MegaSAR Equipment purchased by Licensee and that none of the MegaSAR Equipment is subject to any mortgage, pledge, lien, security interest, conditional sale agreement or encumbrance of any kind. IMNET also represents and warrants that the MegaSAR Equipment purchased by Licensee is in adequate operating condition and repair and conforms to its respective manufacturers' specifications, subject to normal wear and tear.



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6.       FUTURE PURCHASES OF MEGASAR PRODUCTS BY IMNET

         6.1 Appointment as Distributor. Licensee hereby grants to IMNET a single non-exclusive, non-transferable, worldwide license to market, distribute and sell MegaSAR Products (other than those which constitute part of the Intellectual Property, as to which IMNET has retained rights) during the Term.

         6.2      Agreement to Manufacture MegaSAR Products.

                  6.2.1 All MegaSAR Products developed and manufactured by Licensee shall utilize the IMNET FILM OSS, or shall be fully compatible with the IMNET FILM OSS and MegaSAR.exe in all respects.

                  6.2.2 For at least the first five years of this Agreement, Licensee shall manufacture the MegaSAR 420 or its functional equivalent (the "MegaSAR 420"), and offer it for sale.

                  6.2.3 In the event that Licensee decides to discontinue the manufacture of MegaSAR Products after the five (5) year period described above, Licensee shall:

                         6.2.3.1 provide IMNET with 120 days prior notice of Licensee's decision;

                         6.2.3.2 return all Intellectual  Property  provided to
                  Licensee by IMNET by the effective date of Licensee's discontinuance of the manufacture of MegaSAR products. Licensee's right to manufacture and distribute MegaSAR products shall terminate on that date;

                  6.2.4 In the event that Licensee decides to sell or license its rights to any derived technology or intellectual property derived from the Intellectual Property to any third party, IMNET shall be given the right to match any bona fide offer from such third party to purchase or otherwise license such rights. Licensee shall provide IMNET with such information concerning such offer as may be reasonably needed to assess such offer and IMNET shall have ten (10) business days from its receipt in which to agree to the terms of the third party offer. In the event that IMNET either declines such terms, or fails to respond within the ten day period, Licensee's obligation under this subparagraph shall expire with respect to such third party's offer. Any transferee shall be bound by Licensee's obligations pursuant to this Agreement regarding any such derived technology, including Sections 2.3, 2.4 and Article 8.

                  6.2.5 During such time as Licensee's right to manufacture MegaSAR Products is in effect, IMNET will provide Licensee with information regarding all relevant corrections, updates, "bug fixes", new releases, and new versions of IMNET FILM OSS and MegaSAR.exe. All such material shall be subject to the terms and conditions of the Agreement. Licensee shall promptly update the IMNET FILM OSS and MegaSAR.exe (or equivalent) used by it in connection with MegaSAR Products. In no event shall Licensee require more than eight weeks to implement corrections, updates, "bug fixes"

341063.4
                                        7
         and new releases. In the event of a release of a new version, Licensee shall implement an update within no more than three months.

         6.3 IMNET Quotation, Time and Material Services. IMNET will provide certain specified MegaSAR Product development assistance to Licensee in accordance with Exhibit 6.3. The purpose of these services will be to assist Licensee in integrating the IMNET FILM OSS to Licensee's existing document management solution known as "Coed". A brief description of the scope of the work to be done by IMNET is also attached hereto as part of Exhibit 6.3. Other work will be done by IMNET for Licensee, as agreed in the future on a "time and materials" basis at IMNET's regular rates in accordance with IMNET's standard agreements for such services.

         6.4 Price for MegaSAR Products. Licensee hereby agrees to manufacture and to make available for sale to IMNET MegaSAR Products. The price to IMNET for each MegaSAR 420 shall be the lower of (i) the current cost of IMNET ("IMNET's Cost"), computed as set forth on Exhibit 6.4 per unit (as adjusted annually to reflect changes in the Producer Price Index); or (ii) Cost Plus. The price for other MegaSAR Products shall be as may be mutually agreed upon by the parties at the time of such MegaSAR Product's introduction. IMNET's orders for Units shall be given at least equal priority to Licensee's other preferred customers, i.e., "most favored customer" status, with regard to scheduling, delivery, returns, pricing, support, service, and all other aspects of manufacturing, delivery, installing and maintaining such products.

         6.5 Maintenance. IMNET, its distributors and end users shall receive warranty, maintenance and installation service at prices and on other terms no less favorable to IMNET, its distributors and such customers than those granted by Licensee to its other preferred end user customers.

         6.6 Spare Parts. Licensee will make available all spare parts to IMNET so as to permit IMNET to continue to support its existing MegaSAR customers. Licensee will make available spare parts to IMNET at Cost Plus, except for any MegaSAR 420 Inventory which has been delivered to Licensee, but for which Licensee has not yet paid in accordance with Section 5.1. These latter parts will be provided to IMNET at no charge other than shipping. Licensee will maintain an adequate supply of spare and replacement parts and maintain and replenish such supply as necessary for the performance by Licensee of its obligations hereunder.

         6.7 CNAV and the CNAV Order. IMNET is retaining at least 11 MegaSAR-420s for delivery to Advisoft for redelivery pursuant to the CNAV Order. To the extent that CNAV orders additional MegaSAR Products through Advisoft, and IMNET has no others in stock, IMNET will order such MegaSAR Products from
Licensee. IMNET agrees not to sell such MegaSAR Products to Advisoft at a discount level below the discounts currently being offered to Advisoft without Licensee's prior approval. All amounts received by IMNET for such Licensee-supplied MegaSAR Products shall be promptly "passed through" to Licensee. These "passed through" revenues shall apply solely to MegaSAR Products ordered by Advisoft for CNAV, and not to other IMNET software such as the IMNET FILM OSS. Similarly, the right granted to Licensee to participate in lieu of IMNET in such equipment sales to CNAV shall not

341063.4
                                        8
apply to other departments of the French government that may order products through Advisoft, other IMNET distributors, or IMNET.

         6.8 Price Changes for MegaSAR Products. Licensee will provide 30 days' advance written notice to IMNET of any changes in prices for MegaSAR Products. Within 15 days of receipt of such notice, IMNET will furnish Licensee a list of quotations already submitted to customers or potential clients. Licensee will honor the previously prevailing prices for any orders against such quotations which have been submitted to Licensee for delivery within 90 days of the date of order acceptance by Licensee.

         6.9 Prices are FOB Licensee's Location. Prices are FOB Licensee's manufacturing and development center which is located in Mountain View, California and are exclusive of all taxes and duties. IMNET shall pay taxes and duties associated with the sale of the MegaSAR Products by it, exclusive of taxes based on Licensee's income.

         6.10 Purchase Orders. Purchase orders must be on IMNET's approved form and are subject to written acceptance by Licensee, which will not be unreasonably withheld or delayed. They must incorporate this Agreement by reference. Any change to previously accepted purchase orders will be treated as new purchase orders submitted for acceptance by Licensee. Purchase orders and confirmations sent via facsimile will be accepted by Licensee and IMNET. IMNET will provide good faith confidential estimates of the number of each model of MegaSAR Products it anticipates that it will purchase, but shall not be required to purchase such quantities until it submits a purchase order, and such order is accepted by Licensee.

         6.11 Title/Insurance. Title in MegaSAR Products and risk of loss shall pass to IMNET upon Delivery (FOB Licensee's factory). In the absence of specific instructions Licensee will insure all MegaSAR Products for delivery against all risk or loss or damage until received by IMNET at the receiving location designated by IMNET. IMNET shall reimburse Licensee for the actual cost of such insurance.

         6.12 Payment Terms. Payment for MegaSAR Products will be made in accordance with Exhibit 6.12.

         6.13 Acceptance of MegaSAR Products. MegaSAR Products ordered by IMNET hereunder shall be deemed to have been "Accepted" by IMNET when they pass
Licensee's standard test procedures (including manufacturer's standard setup diagnostics) at IMNET or IMNET's customer site, thereby demonstrating that they perform in accordance with specifications.

         6.14 Documentation. Licensee will supply IMNET, at no charge, with a set of technical instructional and operational manuals in the English language with each MegaSAR Product purchased hereunder. Additional MegaSAR Product documentation shall be provided by Licensee at then-prevailing Licensee literature prices as determined from time to time by Licensee. Upon termination of this Agreement, IMNET agrees to return to Licensee any documentation in IMNET's possession which was provided by Licensee at no charge to IMNET.


341063.4
                                        9

         6.15     Source Code Escrow.

                  6.15.1 IMNET shall place a copy of the source code for the IMNET FILM OSS and MegaSAR.exe with an independent escrow agent. The escrow agent shall be authorized to release the source code to Licensee if and when Licensee has the right thereto as provided below.

                  6.15.2 Provided that Licensee is not then in default under the terms of this Agreement, the escrow agent shall provide to Licensee one complete copy of the source code for the IMNET FILM OSS and MegaSAR.exe, brought up to date as of the delivery of such source code upon occurrence of any one or more of the following events:

                           6.15.2.1 IMNET ceases, for any reason, to do
                  business; or

                           6.15.2.2 The undisputed  failure by IMNET,  following
                  not less than 30 days written notice from Licensee clearly indicating the alleged failure by IMNET to maintain the IMNET FILM OSS and MegaSAR.exe and such failure substantially impairs Licensee's or its customers' ability to operate and use the IMNET FILM OSS or MegaSAR.exe in accordance with IMNET's specifications. If such failure is disputed, such notice must be supplemented by an arbitrated decision, as defined below, or by a court order resolving the dispute; or

                           6.15.2.3 A case shall be commenced by or against I
                  MNET under the United States Bankruptcy Act.

                  6.15.3 Notwithstanding anything herein to the contrary, in the event that any of the source code documentation contains source code of software licensed to IMNET and sublicensed to Licensee, Licensee will be required to demonstrate to the satisfaction of the escrow agent that it is properly licensed by such licensor or Licensee to obtain access to such source code. In the event that the escrow supplied by the escrow agent contains third-party development tools (e.g., compilers), Licensee shall be responsible for obtaining licenses from such third parties for the use of such products.

                  6.15.4 Any request to the escrow agent for the release of Intellectual Property source code shall include (i) a copy of any default notice sent to IMNET as set forth above, along with proof of delivery of such notice to IMNET; (ii) written demand that the source code be released and delivered to Licensee, along with specific delivery instructions; (iii) written affirmation by Licensee that the source code supplied will be used only in accordance with the terms of this Agreement; (iv) a copy of the Agreement, and proof that all payments to Licensee under the Agreement are current; and (v) any fees due the escrow agent for the escrow and/or release of the source code being provided.

                  6.15.5 Upon taking possession of the source code hereunder, Licensee agrees that such source code shall be subject to the restriction on use, transfer, sales and reproduction placed on the Intellectual Property by this Agreement.


341063.4
                                       10

                  6.15.6 This escrow obligation will commence on the date the Intellectual Property is delivered to Licensee and expire one year after termination of the License granted herein. IMNET shall utilize its Escrow Agent, Fort Knox Escrow Services, Inc. of Clarkston, Georgia as escrow agent under this Agreement.

                  6.15.7 Licensee shall use the source code and related material only for the maintenance of Intellectual Property licensed from IMNET. It is expressly understood that this Section pertains to the right to use the Intellectual Property and that no rights to ownership of the source code shall pass from IMNET to Licensee, unless expressly agreed upon herein in writing. It is also expressly understood that this source code is the confidential and secret asset of IMNET and the source code will be secured by Licensee and not reproduced or copied, or be made available to any other party. It is also expressly understood that the source code will either be returned to IMNET or destroyed once the default which gave Licensee access to the source code is removed.
         UNDER NO CIRCUMSTANCES IS THE SOURCE CODE TO BE SOLD, TRANSFERRED, OR COPIED BY LICENSEE.


7.       AMENDMENT TO THE DISTRIBUTOR AGREEMENT

         7.1 Agreement to Amend Distributor Agreement. Concurrently with the execution and delivery of this Agreement, the Note and the Stock Pledge Agreement, the Distributor Agreement shall be amended by the execution of
Exhibit 7.1.

         7.2 Settlement of Amounts Due IMNET. Concurrently herewith, and as a condition to the amendment to the Distributor Agreement, SoftNet acknowledges it owes IMNET $377,752.12, representing all amounts previously due to IMNET under the Distributor Agreement. The details of the amount due IMNET, and the invoices which are to be satisfied by this payment, are specified on Exhibit 7.2. IMNET will accept such payment, made under the Note, as full payment of all amounts due under the referenced invoices. Each of IMNET and Licensee hereby represent to the other that they are aware of no outstanding invoices or credits to be obtained against any such invoices except as specified herein and on Exhibit 7.2 arising from the Distributor Agreement.


8.       CERTAIN RESTRICTIVE COVENANTS

         8.1 No Sales or Sales-Based Compensation to Direct Competitors. During the Term in the Territory, neither Licensee nor any Affiliate of Licensee will
(i) sell, license or lease MegaSAR Products to Direct Competitors; or (ii) provide any direct or indirect compensation to such Direct Competitors based on (or otherwise in connection with) the purchase, license or lease by Direct Competitors, end-users or distributors of MegaSAR Products. This clause shall not be read to prohibit sales, licensing or leasing of MegaSAR Product to end-users of software products licensed for them by Direct Competitors.

         8.2 No Sales or Sales-Based Compensation to Current Customers. During the Term in the Territory, neither Licensee nor any Affiliate of Licensee will
(i) sell, license or lease

341063.4
                                       11

MegaSAR Products to Current Customers (including Current Customers which are IMNET's authorized distributors); or (ii) provide any direct or indirect compensation to such Current Customers based on (or otherwise in connection with) the purchase, license or lease by end-users or distributors of MegaSAR Products.

         8.3 No Sales or Sales-Based Compensation to HCIS Vendors. During the Term in the Territory, neither Licensee nor any Affiliate of Licensee will (i) sell, license or lease MegaSAR Products to HCIS Vendors; or (ii) provide any direct or indirect compensation to such HCIS Vendors based on (or otherwise in connection with) the purchase, license or lease by end-users or distributors of MegaSAR Products.

         8.4 No Sales or Sales-Based Compensation to Providers. During the Term in the Territory, neither Licensee nor any Affiliate of Licensee will (i) sell, license or lease MegaSAR Products to Providers; or (ii) provide any direct or indirect compensation to any person based on (or otherwise in connection with) the purchase, license or lease by Providers of MegaSAR Products.

         8.5 No Competing Products. During the Term in the Territory, Licensee acknowledges and agrees that neither Licensee nor any Affiliate of Licensee will develop, manufacture, or sell, license or lease any product which performs substantially the same functions as a Unit, unless a License Fee is paid thereon to IMNET as though such product were a Unit.

         8.6      [Deleted.]


9.       IMNET'S REPRESENTATIONS AND WARRANTIES

         IMNET hereby makes the following representations and warranties to Licensee and enters into the following covenants:

         9.1 Binding Obligation. This Agreement constitutes the valid and binding obligation of IMNET enforceable against IMNET in accordance with its terms, except as such enforceability may be limited by insolvency, bankruptcy, reorganization or other laws affecting creditors' rights and by general equitable principles. The execution, delivery and performance of this Agreement by IMNET will not (i) conflict with or result in the breach or termination of, or constitute a default under, any lease agreement, commitment or other instrument or any order, judgment or decree to which IMNET is a party or by which it is bound; (ii) constitute a violation by IMNET of any applicable law or regulation; or (iii) result in the creation of any lien, charge or encumbrance upon any of the Intellectual Property, MegaSAR 420 Inventory or MegaSAR Equipment, licensed and/or sold to Licensee under this Agreement. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required to be obtained on the part of IMNET in connection with this Agreement, except such consents, approvals, etc., as have been obtained. IMNET is currently solvent, and the transactions contemplated in this Agreement will not render it insolvent.


341063.4
                                       12

         9.2 Ownership Interests. IMNET owns sufficient right, title and interest in and to the Intellectual Property, MegaSAR 420 Inventory, and MegaSAR Equipment to enter into and perform its obligations under this Agreement. IMNET has full right, title and interest in and to the MegaSAR Equipment and the MegaSAR 420 Inventory, except "components on order" inventory. IMNET represents and warrants that the right, title and interest to the Intellectual Property is free and clear of all liens and encumbrances and further warrants that there are no existing copyrights, trade secrets or similar property rights of others which are or will be infringed upon or interfered with by the grants made in this Agreement.

         9.3 Good Standing. IMNET is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as presently conducted and has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

         9.4 No Infringement. None of the Intellectual Property infringes on any patents, trademarks or copyrights or any other rights (including Intellectual Property rights) or any person or violate the terms of any license or sublicense for such Intellectual Property. IMNET has no reasonable basis to believe there are any claims of third parties to the use of any such Intellectual Property, nor does IMNET know of have any reasonable basis to believe that there exists any basis for any such claim or claims.

         9.5 Substantial Compliance. All of the software delivered to Licensee hereunder will substantially comply with the performance representations regarding such software as set forth in the user or instruction manuals and related documentation associated with each such program. Similarly, the Intellectual Property is sufficient, when taken together with adequate know-how, to enable a business whose employees and agents are reasonably competent in such matters to manufacture a MegaSAR 420 as currently designed. A MegaSAR 420, as currently designed, manufactured to current manufacturing specifications will, when completed and tested, perform in substantial compliance with its written specifications.

         9.6 No Third Party Payments. Except as set forth herein, IMNET is not currently required nor will Licensee be required to pay any entity or third party any fees or License Fees or other compensation in order to utilize the Intellectual Property to manufacture MegaSAR 420, as currently designed.

         9.7 Exception to Warranties and Representations for Generally Available Technology. The warranties and representations of IMNET herein set forth with regard to the Intellectual Property do not apply to Intellectual Property, such as basic software or materials or components, that is readily available on the open market at published prices and which may be purchased by Licensee on substantially the same terms and conditions as those on which such products are available to IMNET.

         9.8. IMNET Indemnity as to Infringement. IMNET shall defend and indemnify Licensee against, at IMNET's expense, any suit against Licensee to the extent based on a claim or infringement of a U.S. patent or other intellectual property right by the Intellectual Property provided Licensee: (i) notifies IMNET promptly in writing of the claim; (ii) gives IMNET sole control of the defense and settlement of same, subject to Licensee's right to participate in such

341063.4
                                       13
defense and settlement described below; and (iii) provides to IMNET all available information, assistance and authority to defend. Licensee shall be permitted to participate in such defense and settlement, but shall not have authority as to any settlement which is fully paid by IMNET. Should any MegaSAR Product or any portion become, or in Licensee's opinion be likely to become, the subject of a claim of such infringement by Intellectual Property, Licensee shall permit IMNET at IMNET's option either: (i) to obtain for Licensee the right to sell or license and use such MegaSAR Product; (ii) replace or modify the Intellectual Property so that it becomes non-infringing; or (iii) reimburse
Licensee for that portion of the License Fees paid regarding the allegedly infringing Intellectual Property, less depreciation (an equal amount per year over the Term) for use, damage and obsolescence, and accept its return. However, IMNET shall have no responsibility to defend or indemnify against any claim based upon (i) use of any MegaSAR Product in combination with any device, software or data (not a part of the Intellectual Property); (ii) use of any MegaSAR Product in practicing any process; or (iii) the result of IMNET's compliance with designs or specifications of Licensee. THE FOREGOING STATES THE ENTIRE LIABILITY OF IMNET WITH REGARD TO INFRINGEMENT BY INTELLECTUAL PROPERTY.


10.      LICENSEE'S REPRESENTATIONS AND WARRANTIES

         Licensee hereby makes the following representations and warranties to IMNET and enters into the following covenants:

         10.1 Binding Obligation. This Agreement constitutes the valid and binding obligation of each of SoftNet and MTC enforceable against them in accordance with its terms, except as such enforceability may be limited by insolvency, bankruptcy, reorganization or other laws affecting creditors' rights and by general equitable principles. The execution, delivery and performance of this Agreement by Licensee will not (i) conflict with or result in the breach or termination of, or constitute a default under, any lease agreement, commitment or other instrument or any order, judgment or decree to which Licensee is a party or by which it is bound; or (ii) constitute a violation by Licensee of any applicable law or regulation. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required to be obtained on the part of Licensee in connection with this Agreement, except such consents, approvals, etc., as have been obtained. Each Licensee is currently solvent, and the transactions contemplated in this Agreement will not render either insolvent.

         10.2 Good Standing. SoftNet is a corporation duly organized and validly existing and in good standing under the laws of the State of New York, has full corporate power and authority to carry on its business as presently conducted, and has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. MTC is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to carry on its business as presently conducted, and has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein.


341063.4
                                       14

         10.3 Licensee Indemnity as to Infringement. Licensee shall defend and indemnify IMNET against, at Licensee's expense, any suit against IMNET to the extent based on a claim or infringement of a U.S. patent or other intellectual property right (other than those which are a part of the Intellectual Property) by any MegaSAR Product, provided IMNET: (i) notifies Licensee promptly in writing of the claim; (ii) gives Licensee sole control of the defense and settlement of same, subject to IMNET'S right to participate in such defense and settlement described below; and (iii) provides to Licensee all available information, assistance and authority to defend. IMNET shall be permitted to participate in such defense and settlement, but shall not have authority as to any settlement which is fully paid by Licensee. Should any MegaSAR Product or any portion become, or in Licensee's opinion be likely to become, the subject of a claim of such infringement, IMNET shall permit Licensee at Licensee's option either: (i) to obtain for IMNET the right to sell or license and use such MegaSAR Product; (ii) replace or modify the MegaSAR Product so that it becomes non-infringing; or (iii) grant IMNET credit for such MegaSAR Product less depreciation (an equal amount per year over the life of the MegaSAR Product as established by Licensee) for use, damage and obsolescence, and accept its return. However, Licensee shall have no responsibility to defend or indemnify against any claim based upon (i) use of any MegaSAR Product in combination with any non-Licensee device, software or data where such use in combination forms the basis of the claim of infringement; (ii) use of any MegaSAR Product in practicing any process; (iii) the result of Licensee's compliance with designs or specifications of IMNET. THE FOREGOING STATES THE ENTIRE LIABILITY OF LICENSEE WITH REGARD TO INFRINGEMENT BY MEGASAR PRODUCTS.

         10.4     [Deleted.]

         10.5 Authorization to Bind Licensee. Written documents executed on behalf of either of MTC or SoftNet may be relied upon by IMNET as having been executed by Licensee.


11.      EQUIPMENT LIMITED WARRANTY

         11.1 Limited Warranty. For a period of 90 days from the date of Acceptance by IMNET of MegaSAR Products, or for a period of 90 days after shipment of such MegaSAR Products to any end-user customer of IMNET (or an IMNET distributor) (provided such shipment is made no more than 30 days after Licensee's delivery to IMNET), such MegaSAR Product shall be free from defects in material and workmanship. Any MegaSAR Product which complies with current specifications (those in effect at the date of delivery) shall not be considered defective. Licensee's sole liability and IMNET's sole and exclusive remedy for a breach of warranty is limited to (at Licensee's sole option and expense) repair or replacement of the MegaSAR Products or part thereof which is returned to Licensee's plant or designated repair depot, or refund of the price paid by IMNET or its end-user customer, if delivered to the end-user.

         11.2 Warranty Claim Procedures. IMNET or its end-user shall notify Licensee in writing of the defective MegaSAR Products within the warranty period. Freight expenses, duties and tariffs for MegaSAR products returned by IMNET will be prepaid by IMNET. Licensee shall pay for shipment back to IMNET or the customer of IMNET, including duties and tariffs,

341063.4
                                       15
if any, provided, however, that if Licensee's inspection discloses that the returned MegaSAR Products or part(s) are not defective within the terms of this warranty, Licensee's standard maintenance/repair charges shall be paid by IMNET or the customer in addition to all shipping expenses.

         11.3 IMNET Provided Warranty Service. IMNET will perform warranty service on all MegaSAR Products it has sold to date, and those sold pursuant to the CNAV Order. IMNET will provide other service only on an agreed-upon basis and will accept full payment for such service in accordance with the then current warranty service schedule of Licensee, or as otherwise agreed in advance.

         11.4 Changes in Specifications. Subject to other provisions herein, including Section 6, Licensee reserves the right, on 30 day notice, to make changes in Equipment and specifications without any obligation to incorporate those changes in any MegaSAR Products previously delivered to IMNET.

         11.5 Warranty May be Void in Certain Circumstances. THE ABOVE WARRANTIES DO NOT EXTEND AND SHALL NOT APPLY TO: MegaSAR Products which have been repaired or modified by third parties without prior written approval or by IMNET not in compliance with Licensee approved procedures and practices. MegaSAR Products subjected to accident, neglect or misuse, to unusual physical, environmental or electrical stress or MegaSAR Products improperly installed including interconnection to foreign equipment.

         11.6 Limitations on Warranty. THE FOREGOING WARRANTIES AND REMEDIES ARE MADE ONLY TO AND FOR THE BENEFIT OF IMNET, ARE EXCLUSIVE, AND ARE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSEE NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER LIABILITY IN
CONNECTION WITH THE SALES, INSTALLATION OR USE OF ITS PRODUCTS. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING CAPACITY, SUITABILITY FOR USE OR PERFORMANCE OF PRODUCTS, WHETHER MADE BY IMNET EMPLOYEES OR OTHERWISE, WHICH IS NOT CONTAINED IN THIS AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY BY LICENSEE FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF LICENSEE WHATSOEVER. NEITHER IMNET NOR LICENSEE WARRANT THAT USE OF MEGASAR PRODUCTS WILL BE UNINTERRUPTED OR ERROR-FREE.

         11.7 Limitation on Liability. NEITHER IMNET NOR LICENSEE SHALL HAVE LIABILITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, ARISING FROM OPERATION OF MEGASAR PRODUCTS, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.



341063.4
                                       16

12.      FURTHER LIMITATIONS OF LIABILITY

         12.1 EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER IMNET NOR LICENSEE SHALL BE LIABLE FOR ANY LOSS OR DAMAGE CLAIMED TO HAVE RESULTED FROM USE, OPERATION, OR PERFORMANCE OF THE MEGASAR PRODUCTS AND REGARDLESS OF THE FORM OF ACTION, EXCEPT FOR LOSS OR DAMAGE CAUSED BY THE SOLE GROSS NEGLIGENCE OF LICENSEE.

         12.2 IN NO EVENT SHALL LICENSEE OR IMNET BE LIABLE TO THE OTHER OR ITS END-USER CUSTOMERS FOR (i) ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES; (ii) ANY DAMAGES RESULTING FROM LOSS OF USE, DATA OR PROFITS; OR (iii) ANY CLAIM, WHETHER IN CONTRACT OR TORT, THAT AROSE MORE THAN ONE YEAR PRIOR TO INSTITUTION OF SUIT THEREON, EVEN IF LICENSEE WAS ADVISED, KNEW, OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF.

         12.3 THE FOREGOING LIMITATIONS ON LIABILITY SHALL BE EFFECTIVE, EVEN IF THE REMEDIES PROVIDED HEREIN ARE JUDICIALLY DEEMED TO FAIL IN THEIR ESSENTIAL PURPOSE. IMNET'S AND LICENSEE'S LIABILITY RELATING TO PERFORMANCE OF MEGASAR PRODUCTS SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THE MEGASAR PRODUCTS PURCHASED.


13.      DATA AND PROPRIETARY RIGHTS

         13.1 IMNET to Honor Licensee Rights. Licensee may supply data relating to MegaSAR Products, portions of which are proprietary and will be so marked. IMNET agrees to abide by such markings and agrees it will not reverse engineer, disassemble or decompile any MegaSAR Products in whole or in part. Licensee retains for itself exclusively proprietary rights (other than those retained by IMNET as to Intellectual Property but including manufacturing rights) in and to all designs, engineering details and other data pertaining to MegaSAR Products provided to IMNET, and to all discoveries, inventions, patent rights, products and all other property rights arising out of work done by Licensee. A copyright notice of any data by itself does not constitute or evidence a publication or public disclosure.

         13.2 Notice of Unauthorized Use or Misappropriation. IMNET will notify Licensee in writing of any unauthorized use or misappropriation of Licensee proprietary data and will cooperate in any action taken by Licensee to recover or protect Licensee proprietary data.


14.      TRADEMARKS AND TRADE NAMES

         14.1 IMNET Acknowledges Trademarks and Trade Names. IMNET concedes and recognizes the rights of Licensee to, and shall have no right or license in, the trademarks or trade names used with or affixed to any MegaSAR Products, other than "MegaSAR", as to which IMNET retains the interest specified at Exhibit
1.10. IMNET specifically agrees to refrain from using such phrase or other trademarks or trade names as a part of IMNET's (or

341063.4
                                       17
such reseller) name or mark or in any other manner which would cause a reasonable person to infer that IMNET (or such reseller) has any affiliation with Licensee Equipment and licensed Software. IMNET further agrees that it and its resellers will not affix any Licensee trademarks or tradenames to any product other than MegaSAR Products. IMNET shall be free to market product lines other than those of Licensee.


15.      TERMINATION

         15.1 Right to Terminate. Either party shall have the right to terminate this Agreement upon the occurrence of any of the following events which each agrees will constitute essential and substantial violation of this Agreement and just cause for such termination:

                  15.1.1 The other party neglects or fails to make any payment due and such payment is not made within 15 days after written notice thereof has been given to the defaulting party.

                  15.1.2 The other party defaults in any material obligation, other than a payment, hereunder, which default has not been cured within 30 days after written notice thereof has been given to the defaulting party.

                  15.1.3 The other party (i) assigns this Agreement or any of its rights hereunder except as provided in this Agreement; (ii) is adjudged a bankrupt, makes an assignment for the benefit of creditors, or a receiver, trustee in bankruptcy or similar officer is appointed to take charge of all or part of its property; (iii) ceases to conduct its business as a going concern or in the normal course of business, including entering into a composition for the benefit of creditors; or
         (iv) neglects or fails to perform or observe any of its existing or future essential obligations hereunder, and such condition(s) is not remedied within 30 days after written notice thereof has been given to the defaulting party.

         15.2 Termination Does not Affect Pre-Termination Obligations. Termination of this Agreement shall not affect either party's pre-termination obligations hereunder. Any such termination shall be without prejudice to the enforcement of any undischarged obligations existing at the time of termination. The provisions of Articles 2.3, 2.4, 4.4, 6.15, 9.8, 10.3, 10.5, 11, 12, 13, 15,
17, and 20 through 25 shall survive termination. Article 1 shall survive as necessary to interpret the other surviving Articles.

         15.3 Termination by IMNET Hereunder -- Effect on Licenses. In the event IMNET terminates this Agreement pursuant to Section 15.1, the licenses granted pursuant to Articles 2 and 3 hereof shall also terminate concurrently with this Agreement.

         15.4 Liquidated Damages. In the event that IMNET breaches the exclusive manufacturing rights granted hereunder, or IMNET materially defaults on its payment obligations for MegaSAR Products, this agreement will be terminated upon Licensee's notice to IMNET as set forth above, and IMNET will pay to Licensee (upon such termination), as liquidated damages, a sum equal to $4,000.00 multiplied by 250 less the number of Units sold.

341063.4
                                       18

16.      TRAINING

         Licensee's customer training courses shall be open to attendance by IMNET, IMNET's distributors and end-user customers at Licensee's then-prevailing rates. The time and location for all training courses shall be specified by Licensee. IMNET, IMNET'S distributor and/or IMNET's customers shall be responsible for all expenses of training to include, but not be limited to, travel, lodging, subsistence and miscellaneous expenses.


17.      APPLICABLE LAW

         17.1 Georgia Law to Apply. IMNET and licensee acknowledge that IMNET currently has its principal offices in Atlanta, Georgia, U.S.A. Furthermore, Licensee acknowledges that IMNET has executed this Agreement in Georgia. This Agreement and the obligation of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Georgia, U.S.A.

         17.2 Export. Each party agrees that it will comply with all United States laws and regulations regarding re-export licenses or the control or regulation of re-exportation of technical data including MegaSAR Products.
Licensee and IMNET agree not to transfer or license any technical data or MegaSAR Products covered by this Agreement to any party if such transfer or license would constitute a violation of any laws or regulations of the United States.


18.      INDEPENDENT CONTRACTORS

         The relationship of IMNET and Licensee established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other; (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking; or (iii) allow the other to create or assume any obligation on behalf of the other for any purpose whatsoever. Performance by each party of all sales and other agreements between each party and its customers are that party's exclusive responsibility and shall have no effect on such party's obligations under this Agreement. Each party shall be solely responsible for, and shall indemnify and hold either party free and harmless from, any and all claims, damages or lawsuits (including attorney's fees) arising out of the acts of that party, its employees or its agents.


19.      ASSIGNMENT

         19.1 Neither party may assign this Agreement nor any interest herein, in whole or in part without the prior written consent of the other party, which will not be unreasonably withheld or delayed. Each acknowledges and agrees that the other may assign its rights and obligations to another corporation without the consent of the other party:


341063.4
                                       19

                  19.1.1 in connection with the sale of substantially all of the transferring party's assets; or

                  19.1.2 in connection with a change in ownership of the transferring company.

         19.2 A transfer or assignment shall be deemed agreed to only if the transferee assumes all of the transferring party's obligations hereunder. In the latter event, the transferor shall not be relieved of such obligations.

         19.3 Any assignment or transfer of this Agreement or any interest herein to a Current Customer, Direct Competitor, HCIS Vendor, or Provider shall be valid only with IMNET's prior written consent, which will not be unreasonably withheld or delayed.


20.      SOLICITATION OF EMPLOYEES

         Neither IMNET nor Licensee shall solicit the service or hire employees of the other during the Term or for a period of one year after the expiration of the Term. Nothing in this Section shall prevent either party from offering employment to any employee of the other party who responds to a publicly made advertisement of employment, provided that such advertisement is not an attempt to solicit, entice, or induce any employee of the other party to seek employment with the advertising party or otherwise circumvent the advertising party's obligations hereunder.


21.      NOTICES

         Notice shall be deemed given (i) when received, if hand delivered and a receipt is executed; or (ii) when receipt is executed, if given in writing and actually delivered or deposited in the United States mail in registered or certified form with return receipt requested postage paid. All notices shall be given to the notified party at the addresses set forth below. The address for notice may be changed by notice.

         If to IMNET:                   Mr. Kenneth D. Rardin
                                        IMNET Systems, Inc.
                                        8601 Dunwoody Place
                                        Suite 420
                                        Atlanta, Georgia 30350

                  with a copy to:       T. Clark Fitzgerald III, Esq.
                                        Arnall Golden & Gregory
                                        1201 West Peachtree Street, Suite 2800
                                        Atlanta, Georgia  30309-3450


341063.4
                                       20

         If to MTC or SoftNet:          c/o SoftNet Systems, Inc.
                                        717 Forest Avenue
                                        Lake Forest, Illinois  60045
                                        Attention:  Mr. John I. Jellinek

                  with a copy to:       Gary Mostow, Esq.
                                        Pederson & Houpt
                                        161 N. Clark St., Suite 3100
                                        Chicago, Illinois  60601

22.      DISPUTE RESOLUTION

         22.1 Disputes to be Referred to Chief Executive Officers. If a dispute arises hereunder, then IMNET and Licensee each agree that, prior to commencing litigation or termination of this Agreement, such party will cause the dispute to be brought to the attention of its chief executive officer. The chief executive officer of IMNET is currently Kenneth D. Rardin. The chief executive officer of Licensee is currently John I. Jellinek.

         22.2 Arbitration. All disputes, controversies, claims, etc. in connection with this Agreement or any breach thereof shall be finally settled by arbitration in Atlanta, Georgia, applying Georgia law, conducted in accordance with the then-current Commercial Arbitration Rules (the "Rules") of the American Arbitration Association. Either party may give notice, in accordance with this Agreement, of its intention to submit such dispute, etc. to arbitration, which shall take place before a single arbitrator experienced in the software industry and appointed by the American Arbitration Association in accordance with the Rules (the "Arbitrator"). Each party to the arbitration is to pay an equal part of all costs, including any deposits, associated with the arbitration, except that each party shall be responsible for its own attorneys' fees. Licensee and IMNET agree that all legal action or proceeding with respect to this Agreement shall be finally settled by arbitration and the enforcement of the arbitration provisions of this Agreement may be initiated in the courts of the State of Georgia (including the United States District Court for the Northern District of Georgia). Licensee and IMNET hereby subject themselves to and accept that with regard to any such action of law or in equity, the prevailing party shall be entitled to be reimbursed for reasonable attorney's fees, costs and expenses.

         22.3 Final and Binding Determination. The determinations of such Arbitrator will be final and binding upon the parties to the arbitration, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The Arbitrator shall set forth with specificity the grounds for the decision in the award.


23.      INTERPRETATION

         This Agreement will not be construed against either IMNET or Licensee by reason of the authorship of any provisions hereof.



341063.4
                                       21

24.      LEGAL FEES

         If any action at law or in equity, such as a suit for damages, is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.


25.      GENERAL

         This Agreement, with Exhibits, and the Distributor Agreement, as amended, constitute the entire agreement and understanding, and supersedes all prior proposals, negotiations and communications, oral or written, between the parties relating to the subject matter hereof. This Agreement may be amended only expressly and in writing signed by the duly authorized representatives of the parties. Unless otherwise stated, all prices and dollar amounts in this Agreement are expressed in U.S. Dollars.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed on their behalf as of the day and year first above written.



IMNET:                                    LICENSEE  (SoftNet and MTC):

                                          SOFTNET:

IMNET Systems, Inc.                       SoftNet Systems, Inc.


By:    ____________________________       By:  ___________________________
Kenneth D. Rardin, President                   Martin A. Koehler, Vice President


                                          MTC:

                                          Micrographic Technology Corporation


                                          By:   ___________________________
                                          Name: ___________________________
                                          Title:___________________________



341063.4
                                       22

                                    EXHIBITS


Exhibit 1.4                Computation of Cost (excludes amortization of
                           License Fees)
Exhibit 1.5                Current Customers
Exhibit 1.10               Intellectual Property
Exhibit 1.15               Note
Exhibit 1.19               Stock Pledge and Security Agreement
Exhibit 6.3                Quotation for Development Services
Exhibit 6.4                Computation of IMNET's Cost
Exhibit 6.12               Payment Terms
Exhibit 7.1                Second Amendment to Distributor Agreement
Exhibit 7.2                Settlement Amounts

341063.4
                                        i

                                   EXHIBIT 1.4

                         COMPUTATION OF LICENSEE'S COST

"Cost shall be defined as the sum of the following:

1.        Bill of Materials required to assemble one (1) MegaSAR Product

2.        Standard Cost of Labor and Overhead

"Labor" shall include overhead applied as a percentage of direct labor. The Calculation of Cost shall be subject to review and approved by IMNET. If IMNET and Licensee cannot agree on the Calculation of Cost, both parties agree to submit such calculation to the certified public accounting firm of Arthur Andersen, or in the event of its refusal or inability to act, then to another "Big Six" accounting firm mutually agreeable to IMNET and Licensee, or, failing such agreement, then to an accounting firm selected by Arthur Andersen. The determination by the arbitrator of the calculation shall be binding on both parties.

341063.4
                                        i

                     [      ] - CONFIDENTIAL TREATMENT REQUESTED

                                   EXHIBIT 1.5

                                Current Customers

                                  CONFIDENTIAL


Advisoft Consulting
Attn:  Mr. Pierre Awad
3 Boulevard Ney
75018 Paris France

[     ]

Bell & Howell
360 Hanlan Road
Woodbridge, Ontario
L4L8Z65 Canada

[     ]

Cerner Corporation
Attn:  Angie
2800 Rockcreek Parkway
Kansas City, Missouri  64117

[     ]

Datacom Imaging Systems
545 Wellington Street
Toronto, Ontario
Canada  MSV 1G3

[    ]
Emory Clinic
Attn:  Sandra Bryant
Attn:  Theron Fulton
1365 Clifton Road, N.E.
Atlanta, Georgia  30322

[    ]

IDX Systems Corporation
Attn:  Linda
1400 Shelburne Road
P.O. Box C-1070
Burlington, Vermont  05402-1070

[      ]

Mint
Attn:  A.C. Vantilburg
Antwerpseweg 1
2803 PB Gouda
NL  Holland

McLaren Health Care Corp.
Attn:  Cynthia Kerchmar
401 S. Ballenger Highway
Flint, Michigan  48532-3685

Phamis Incorporated
401 Second Avenue South
Suite 200
Seattle, Washington  98104-2837

[     ]

Software AG of Austria
Attn:  Alfred Gerhold
Cobenzglasse 32
1190 Vienna Austria

Software AG of Belgium
Bid Du Souverain 360
Vorstiaan, Bruxelles 1160
Brussel  Belgium

Software AG of Far East
Shinjuku L Tower, 7F
1-6-1 Nishi-Shinjuku
Tokyo  Japan

Software AG of France
Avenue De Rhodanie
CH-1007 Lausanne
France

[     ]

                                  EXHIBIT 1.10

                              INTELLECTUAL PROPERTY

1.        Patents

          a) Patent No. 5,367,382 "On Line Microfilm Storage and Retrieval System", dated November 22, 1994

          b)       Patent No. 4,364,529, "Leader Pin", dated December 2, 1982

          c) Patent Application, Serial No. 08/51,800, "An Improved Microfilm Storage and Retrieval System, filed November 22, 1995

2.        Trademarks

          a)       MegaSAR(R), registration number 1,887,812, registered April
                   14, 1995

3.        Source Code

          a)       FILM OSS

          b)       diagnostic routines (both manufacturer and customer level)

          c)       megasar.exe modules

                   i)      motion control

                   ii)     scanning

                   iii)    video

                   iv)     communication with OSS

                   v)      error recovery

                   vi)     status/error message reporting

                   vii)    initialization

                   viii)   interface module for Galil controller board set

4.        Executables

          a)       all of the above, plus

          b)       third party compression software

341063.4
                                        i

          c)       third party motion control software (Galil drivers)

5.        Third Party Hardware

          a)       Sensors

          b)       Galil motion controller board

          c)       amplifiers

6.        Documentation

          a) multiple levels of assembly and sub-assembly [joints?] (manufacturing has a list of all the IMNET drawings

          b)       PC board artwork, bills of materials

          c) documentation relating the third party "stuffing" of PC boards

          d)       assembly procedures

          e) documentation relating to "bring it up" and "test and debug" procedures

          f) copies of user and technical documentation for MegaSAR and for third party hardware and software

MTC shall be responsible for all third party licenses.

341063.4
                                       ii

                                  EXHIBIT 1.15

                                 PROMISSORY NOTE

$2,909,627                                                         July 12, 1996

          FOR VALUE RECEIVED, each of SoftNet Systems, Inc., a New York corporation ("SoftNet"), and SoftNet's wholly-owned subsidiary, Micrographic Technology Corporation, a Delaware corporation ("MTC") (collectively, the "Maker"), jointly and severally promise to pay to the order of IMNET Systems, Inc., a Delaware corporation, ("Holder"), at 8601 Dunwoody Place, Suite 420, Atlanta, Georgia 30350, or, at the Holder's option at such other place as may be designated from time to time by the Holder, the principal sum of Two Million Nine Hundred Nine Thousand Six Hundred Twenty-Seven and No/100th Dollars ($2,909,627) in lawful money of the United States of America, first to occur of
(i) any sale or sales by SoftNet of shares of IMNET Common Stock (to the extent of such proceeds) (in which event the proceeds from sales of IMNET Common Stock shall be applied first against amounts due hereunder); or (ii) July 11, 1997.

          Interest shall accrue on the unpaid principal amount of this Note for each day from and including the earlier of (i) the date on which SoftNet delivers to Holder an executed representation letter in form satisfactory to Holder that confirms SoftNet's ability to sell its stock in Holder pursuant to Rule 144 under the Securities Act of 1933, as amended; or (ii) two (2) business days after Holder's release of its 1996 fiscal year earnings and audited financial statements, until paid at a per annum rate (calculated for the actual number of days elapsed over a year consisting of 365 or 366 days as the case may
be) equal to (i) so long as no Event of Default (defined below) shall have occurred and be continuing, the Note Rate and (ii) otherwise, the Post Default Rate. The "Note Rate" means the Prime Rate, as published daily in the "Money Rates" table of The Wall Street Journal. The "Post Default Rate" means two percent (2%) over the Note Rate. Each change in the Prime Rate shall become effective on the business day on which the change in the Prime Rate is published in The Wall Street Journal. On the due date unpaid principal balance and all accrued but unpaid interest shall be paid in full. In no event shall the rate of interest on this Note exceed the rate of interest that, if exceeded could, under applicable law, result in (i) civil or criminal penalties being imposed on the Holder or (ii) the Holder being unable to enforce payment of (or if collected, to retain) all or part of such amount or the interest payable thereon (the "Highest Lawful Rate").

          If any installment of this Note shall fall due on a Saturday, Sunday or a banking holiday, such installment shall be paid on the next day that is not a Saturday, Sunday or banking holiday together with interest thereon for the additional days at the applicable rate.

          The Holder of this Note may declare all indebtedness evidenced by this Note to be immediately due and payable whenever such Holder has the right to do so under any security agreement or other agreement, now or hereafter in effect, pursuant to which payment of the indebtedness evidenced by this Note is secured or, irrespective of the terms or existence of any such security agreement or other agreement, upon the happening of any of the following events (each an "Event of Default"): (1) nonpayment when and as the same becomes due, whether by acceleration or otherwise, of principal of, or interest on, this Note after five
(5) days' written

341063.4
                                        i
notice or; (2) default by the Maker in the payment or performance of any obligation, term or condition, or there shall occur an event of default or equivalent event, under any other agreement between the undersigned and the Holder; (3) the filing by or against the Maker of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (4) the making of any general assignment by the Maker for the benefit of creditors; or (5) the appointment of a receiver or trustee for the Maker or for any assets of the Maker, including, without limitation, the appointment of, or taking possession by, a "custodian", as defined in the Federal Bankruptcy Code.

          No failure by the Holder to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Holder as herein specified are cumulative and not exclusive of any other rights or remedies which the Holder may otherwise have.

          No  modifications,   rescission,   waiver,  forbearance,   release  or
amendment of any provision of this Note shall be made, except by a written agreement duly executed by the Maker and the Holder.

         THE MAKER HEREBY WAIVES DILIGENCE, PRESENTMENT, PROTEST, DEMAND, DISHONOR AND NONPAYMENT OF THIS NOTE.

          This Note shall be construed under, and governed by, the laws of the State of Georgia, without regard to principles of conflicts of laws. The Maker agrees to pay all costs and expenses incurred by the Holder in enforcing this Note, including, without limitation, reasonable attorney's fees actually incurred.

          Payment of this Note is secured pursuant to that certain Stock Pledge And Security Agreement, dated of even date herewith, between the Maker and the Holder (the "Stock Pledge Agreement") and by any other collateral granted in any security agreement or other documents as may have been or may hereafter be executed in favor of the Holder by the Maker of this Note or any other party.

                              MAKERS:

                              SOFTNET SYSTEMS, INC.


                              By:  _____________________________________
                                   Martin A. Koehler, Vice President

                                              [CORPORATE SEAL]



341063.4
                                       ii

                               MICROGRAPHIC TECHNOLOGY CORPORATION


                               By:  _____________________________________
                               Its: _____________________________________

                                                [CORPORATE SEAL]

341063.4
                                       iii

                                  EXHIBIT 1.19

                       STOCK PLEDGE AND SECURITY AGREEMENT

         THIS STOCK PLEDGE AND SECURITY AGREEMENT, (this "Stock Pledge Agreement"), made and entered into as of the 12th day of July, 1996, by and among SOFTNET SYSTEMS, INC., a New York corporation ("SoftNet") and SoftNet's wholly-owned subsidiary, Micrographic Technology Corporation, a Delaware corporation ("MTC") (collectively, "Pledgor"), and IMNET SYSTEMS, INC., a Delaware corporation ("Secured Party").

                              W I T N E S S E T H:

         WHEREAS, SoftNet owns 277,770 shares of the issued and outstanding Common Stock (the "Stock") of Secured Party; and

         WHEREAS, Pledgor is indebted to Secured Party in the amount of Two Million Nine Hundred Nine Thousand Six Hundred Twenty-Seven Dollars ($2,909,627) (the "Loan"); and

         WHEREAS, Pledgor has simultaneously herewith executed and delivered to Secured Party a Promissory Note (the "Note") dated as of the date hereof, evidencing the Loan; and

         WHEREAS, Pledgor and the Secured Party have entered into that certain Manufacturing and Distribution License Agreement, dated as of July 12, 1996, and the related Second Amendment to Distributor Agreement, and certain other documents (collectively, the "Agreement"), whereby Pledgor has agreed to undertake certain actions for the benefit of, and make payments to, Secured Party from and after the date hereof; and

         WHEREAS, in order to induce the Secured Party to accept the Note and to enter into the Agreement, Pledgor has agreed to secure its obligations under the Note and the Agreement with 77,200 shares of the Stock and proceeds from the sale thereof by Pledgor (collectively, the "Collateral").

         NOW,  THEREFORE,  in  consideration  of the  covenants  and  agreements contained in this Stock Pledge Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

         1. Stock Pledge and Creation of Security Interest. Concurrently herewith Pledgor has delivered the Collateral to Secured Party, with each certificate accompanied by fully executed stock powers, with signatures guaranteed. Pledgor hereby pledges, hypothecates, assigns, transfers and sets over and continues to pledge, hypothecate, assign, transfer and set over unto Secured Party, and hereby grants and continues to grant to Secured Party a security interest in, the Collateral to secure performance and payment of the obligations and indebtedness of Pledgor to Secured Party evidenced by the Note.

         2. Representations, Warranties and Covenants. Pledgor hereby represents, warrants and covenants in favor of the Secured Party that: Pledgor owns and has full power and authority to pledge and assign the Collateral and will have such authority with respect to any substituted or additional Collateral that may be hereafter delivered to the Secured Party; the Collateral is not subject to the interest of any third person (other than the security interest granted hereunder);

341063.4
                                        i

Pledgor will defend the Collateral against the claims and demands of all third persons (other than the security interest granted hereunder); the Collateral is and will be genuine, free from forgery, counterfeit, and all adverse liens, claims, conditions precedent, conditions subsequent, and encumbrances (other than the security interest granted hereunder); and Pledgor will immediately deliver any certificates, stock powers or instruments evidencing any of the Collateral to the Secured Party to be held by the Secured Party hereunder.

         3. Further Assurances. Pledgor shall do, make, procure, execute and deliver all acts, things, writings, and assurances as the Secured Party may at any time request to protect, perfect, assure or enforce its interests, rights and remedies created by, provided in or arising from this Agreement, including without limitation the execution of blank transfer powers and any Uniform Commercial Code financing statements deemed necessary or appropriate by the Secured Party and any applications, certificates or other documents the Secured Party may request in connection with the obtaining of any consent, approval, qualification or authorization of any governmental authority necessary or appropriate for the effective exercise of any rights or remedies under this Agreement.

         4. Event of Default. The failure of Pledgor to make any required payment when due under the Promissory Note or any other indebtedness to the Secured Party will constitute a default by Pledgor under this Agreement (herein also referred to as an "Event of Default").

         5. Remedies Upon Event of Default. Upon the occurrence of an Event of Default hereunder, the Secured Party may, in its sole discretion and without notice to or demand upon Pledgor, declare immediately due and payable the Promissory Note secured hereby and exercise any one or more of the rights and remedies granted pursuant to this Agreement or provided by law. In furtherance of the Secured Party's rights and remedies hereunder and not in limitation thereof, the Secured Party shall have full power and authority to sell, assign, transfer and deliver the whole of the Collateral, or any part thereof, in such order as the Secured Party may elect, at public or private sale in accordance with the Georgia Uniform Commercial Code, or other applicable law or agreement, at such price or prices, and upon such terms and conditions as the Secured Party in its sole discretion may determine, and to apply the proceeds remaining after deducting all costs of sale, in payment or reduction of the Promissory Note in such order as the Secured Party, in its sole discretion, may determine. At any such sale, the Secured Party may, if it be the highest bidder, purchase any or all of the Collateral so sold, free from any right of redemption in Pledgor, and may apply any unpaid portion of the Promissory Note on account of or in full satisfaction of the purchase price. Upon the occurrence of an Event of Default hereunder, the Secured Party also shall have the right to surrender, redeem or collect any of the Collateral and apply the proceeds thereof to the Promissory
Note in such order as the Secured Party, in its sole discretion, may determine. If any notification to Pledgor of an intended disposition by the Secured Party of any of the Collateral is required by law, such notification, if mailed, shall be deemed reasonably and properly given if mailed at least ten (10) days before such disposition. For the purposes aforesaid, the Secured Party is authorized in Pledgor's name to sign and execute any transfer, conveyance or instrument in writing which may be necessary or lawful in the premises.

         6. Additional Rights of Secured Party upon Event of Default. At any time after an Event of Default has occurred, the Secured Party in its name or in the name of its nominee or of Pledgor may, in its discretion and without notice to or demand upon Pledgor: (l) collect by legal proceedings or otherwise all dividends, interest, principal payments and other sums now

341063.4
                                       ii
or hereafter payable upon or on account of the Collateral; (2) enter into any renewal, modification, extension, substitution, reorganization, deposit, merger, or consolidation agreement, or any agreement in any way relating to or affecting the Collateral, and in connection therewith may deposit or surrender control of such Collateral thereunder, accept other property in exchange for such Collateral and do and perform such acts and things as it may deem proper, and any money or property received in exchange for such Collateral or otherwise shall be either applied to the Promissory Note or thereafter held by the Secured Party as Collateral pursuant to the provisions hereof in a non-interest bearing or cash collateral account unless and until such application will cause Promissory Note to be paid in full; (3) make any compromise, settlement or release the Secured Party deems desirable or proper with reference to the Collateral; (4) insure, process and preserve the Collateral; (5) cause the Collateral to be transferred to its name or to the name of its nominee with or without disclosing that such Collateral is subject to the lien and security interest hereunder; (6) exercise as to such Collateral all the rights, powers and remedies of an owner; (7) perform any obligation of Pledgor hereunder; and
(8) send any Collateral, whether pledged or transferred to the Secured Party by Pledgor or some other Person, to the Persons who pledged such Collateral or to any other Person or agent for collection, sale, redemption or substitution without liability for loss in transit or for any act or default of the Person to whom such Collateral may be sent, except Secured Party shall be liable for the loss or wrongful transfer of the Collateral resulting from the negligent or intentional misconduct of Secured Party or its agents, all without releasing, impairing, affecting or lessening the liability of Pledgor, but the Secured Party shall have no obligation to do any of the foregoing. In furtherance of the foregoing, Pledgor hereby appoints the Secured Party as their lawful attorney-in-fact to carry out the foregoing acts including the authority to redeem or collect and give full receipt for any distributions declared, paid, payable, or issued in respect of the Collateral and to endorse Pledgor's name on any of the Collateral and on all proceeds therefrom that may come into the Secured Party's possession and to deposit or otherwise collect the same.

         7. Receipt of Cash Dividends. Unless and until the occurrence of an Event of Default hereunder, Pledgor shall be entitled to receive any and all cash dividends or other cash distributions on the Collateral and/or exercise any and all voting powers pertaining to any of the Shares (and give written consents in lieu of voting thereon) for all purposes not inconsistent with the terms hereof. Upon the occurrence of an Event of Default hereunder, the Secured Party or its nominee may, in its discretion and upon notice to Pledgor, exercise all voting powers pertaining to any and all of the Shares (and give written consents in lieu of voting thereon) and may exercise such power in such manner as the Secured Party, in its sole discretion, shall determine, but such voting power shall not vest in Secured Party unless and until Secured Party or its nominee actually gives notice to Pledgor that the Secured Party has elected to exercise the same. The exercise by the Secured Party of any of its rights and remedies under this paragraph shall not be deemed a disposition of Collateral under
Article 9 of the Uniform Commercial Code nor an acceptance by the Secured Party of any of the Collateral in satisfaction of the Promissory Note.

         8. Security Interest Absolute. This Agreement and the lien, security interest and security title conveyed hereunder shall remain in full force and effect without regard to, and shall not be released, suspended, terminated, modified or otherwise affected by any circumstance or occurrence whatsoever, including without limitation any of the following (whether or not Pledgor consent thereto or have notice thereof): (i) any change in or waiver of the time, place or manner of payment, or any other term, of the Promissory Note or either of the Promissory Note, any waiver of or any renewal, extension, increase, amendment or modification of or

341063.4
                                       iii
addition or supplement to or deletion from, or any other action or inaction under or in respect of, the Promissory Note or either of the Promissory Note or any other document, instrument or agreement referred to therein or any assignment or transfer of the Promissory Note or either of the Promissory Note;
(ii) any bankruptcy, insolvency, liquidation or other like proceeding or occurrence relating to Secured Party; (iii) any failure of the Secured Party to exercise any right or remedy against any Person other than Pledgor liable for the Promissory Note; (iv) any other act or failure to act by the Secured Party which may adversely affect Pledgor; or (v) any other circumstance which might otherwise constitute a defense against, or a legal or equitable discharge of, Pledgor's liability under this Agreement or the Secured Party's lien, security interest or security title hereunder.

         9. Release of Shares. So long as no Event of Default shall have occurred and be continuing, as of the date that a payment of principal is made under the Promissory Note, a number of the Shares shall be released from the pledge hereunder and delivered by the Secured Party to Pledgor. The number of Shares to be so released shall be calculated by multiplying the number of Shares held by the Secured Party under the pledge (immediately before the release) by a fraction, the numerator of which shall be the amount of the principal being paid on that date and the denominator of which is the sum of the numerator and the principal to be paid in the future.

         10. Waivers. Pledgor hereby waives: (i) notice of acceptance of this Agreement by the Secured Party; (ii) notice of presentment, protest and notice of dishonor or non-payment as to the Promissory Note or any other instrument which evidences the Promissory Note, and (iii) notice of any acceleration of the Promissory Note. Pledgor further waives any right Pledgor may have, by statute or otherwise (such as by Official Code of Georgia Annotated ss. 10-7-24), to require that the Secured Party seek recourse first against any other Person, or to realize upon any collateral for the Promissory Note other than the Collateral pledged hereunder, as a condition precedent to enforcing the Secured Party's lien, security interest and security title under this Agreement in the Collateral. Pledgor further consents and agrees that, without notice to or consent by Pledgor and without affecting or impairing this Agreement and the lien, security interest and security title granted hereunder, the Secured Party may compromise or settle, or may waive, amend or supplement in any manner the provisions of either of the Promissory Note or any other document, instrument, guaranty, or agreement relating to or securing the Promissory Note (other than this Agreement) or may release, surrender, exchange, modify or compromise any and all collateral securing the Promissory Note (other than the Collateral) or in which the Secured Party may at any time have a lien, or may refuse to enforce its rights or may make any compromise or settlement or agreement therefor, in respect of any or all of such collateral. Pledgor expressly waives any and all rights of subrogation, reimbursement, indemnity or contribution and any other claim which Pledgor may now or hereinafter have against any other Person directly or contingently liable on the Promissory Note arising from the existence, performance or enforcement of this Agreement by or against Pledgor or with respect to any of the Collateral.

         11. Taxes and Other Costs. Pledgor agrees to pay all taxes, charges, liens and assessments against the Collateral, and upon the failure of Pledgor to do so the Secured Party, at its option, may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. All advances, charges, costs, taxes, liens, assessments, and expenses, including reasonable attorney's fees, incurred or paid by the Secured Party in exercising any right, power or remedy conferred in this Agreement, or in the

341063.4
                                       iv
enforcement thereof, shall become a part of the Promissory Note secured hereby and shall bear interest from the date incurred or paid by Secured Party at the lesser of (i) the highest rate of interest Pledgor has contracted to pay to the Secured Party under the Promissory Note or (ii) the highest rate permissible under applicable law.

         12. Termination. This Agreement and the assignment and security interest conveyed hereunder shall remain in full force and effect until such time as the Promissory Note have been paid in full.

         13. Rights Cumulative. The rights, powers and remedies given to the Secured Party by this Agreement shall be in addition to all rights, powers and remedies given to the Secured Party by virtue of any statute or rule of law and all such rights, powers and remedies are cumulative and not alternative, and may be exercised and enforced successively or concurrently. Any forbearance or failure or delay by the Secured Party in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of the Secured Party hereunder shall continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by the Secured Party.

         14. Miscellaneous. Words importing the singular number shall include the plural number and vice versa, and any pronoun used shall be deemed to cover all genders. "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof. The terms "Pledgor" and "Secured Party" as used in this Agreement shall include, where applicable, the heirs, legal representatives, successors and assigns of those parties. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such provisions to Persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. The internal laws of the State of Georgia shall govern the construction of and the interests, rights and duties of the parties to this Agreement shall be construed under, and governed by, the laws of the State of Georgia, without regard to principles of conflicts of laws. This Agreement is intended to be an instrument under seal.

         WITNESS the hand and seal of Pledgor as of the 30th day of June, 1996.

                              PLEDGORS:

                              SOFTNET SYSTEMS, INC.


                              By: _____________________________
                                   Martin A. Koehler, Vice President

                                            [SEAL]



341063.4
                                        v

                               MICROGRAPHIC TECHNOLOGY CORPORATION


                               By:   ______________________________
                               Its:  ______________________________

                                              [SEAL]


                               SECURED PARTY:

                               IMNET SYSTEMS, INC.


                               By:  _______________________________
                                    Kenneth D. Rardin, President


341063.4
                                       vi

                                   EXHIBIT 6.4

                           COMPUTATION OF IMNET'S COST

         "IMNET's Cost" shall be defined as IMNET's actual cost to manufacture the MegaSAR 420, as agreed to by both IMNET and Licensee within thirty (30) days of the date hereof of this Agreement. If Licensee and IMNET cannot agree on the calculation of IMNET's Cost, both parties agree to submit such calculation to the certified public accounting firm of Arthur Andersen, or in the event of its refusal or inability to act, then to another "Big Six" accounting firm mutually agreeable to IMNET and Licensee, or, failing such agreement, then to an accounting firm selected by Arthur Andersen. The determination by the arbitrator of the calculation shall be binding on both parties.

341063.4
                                        i

                                  EXHIBIT 6.12

                              IMNET'S PAYMENT TERMS

Payment for MegaSAR Products

40% due on acceptance of an order by Licensee.

30% due on advice from Licensee that the MegaSAR Products ordered by IMNET are ready for shipment.

30% due on successful completion of acceptance testing as described in Section 6.13.

341063.4
                                        i

                                   EXHIBIT 7.1

                               IMNET Systems, Inc.
                               8601 Dunwoody Place
                                    Suite 420
                             Atlanta, Georgia 30350

                    SECOND AMENDMENT TO DISTRIBUTOR AGREEMENT


         THIS SECOND AMENDMENT TO DISTRIBUTOR AGREEMENT ("Second
Amendment") is to that certain Distributor Agreement dated March 28, 1993 and later amended by that certain Amendment to Distributor Agreement dated June 20, 1996 (the "Amendment") and is made effective the later of the two dates below written by and between IMNET SYSTEMS, INC. ("IMNET"), with its corporate address and principal place of business at 8601 Dunwoody Place, Suite 420, Atlanta, GA, 30350 and SOFTNET SYSTEMS, INC. ("SoftNet" or "Distributor"), with its corporate address at 717 Forest Avenue, Lake Forest, IL 60045.

         WHEREAS, the above parties have entered into a Manufacturing and Distribution License Agreement specific to IMNET's MegaSAR; and

         WHEREAS, the above parties mutually desire to modify the terms and conditions of the Distributor Agreement, as previously amended to accommodate the above agreement;

         NOW, THEREFORE, in consideration of the mutual covenants herein made and undertaken, IMNET and Distributor, intending to be legally bound, do hereby agree to the following:

1. Distributor will substitute Software licenses in lieu of any commitment to purchase Equipment made in the Amendment on a dollar for dollar basis.

2.       The  following   references  to  "Equipment"   are  stricken  from  the
         Agreement:

         a)       Section 1.3 (definition of "Equipment");

         b) The second sentence of Section 2.4 is stricken in its entirety and replaced with the following:

                  "Distributor's  prices for IMNET Software to its customers shall be no less than the prices listed in the IMNET Price List.";

         c)       The final sentence of Section 6.1.2;

         d)       Section 6.1.6 shall be stricken in its entirety;

         e) Section 14 ("Equipment Warranty") shall be stricken in its entirety.

3. Sections 3.0 and 5.2 of this Amendment shall be stricken in their entirety.


341063.4
                                        i

                                       [    ] - Confidential Treatment Requested

4.       Section 5.3 is amended to delete the words "and Equipment".

5. SoftNet provided a Purchase Order for Software in an amount equal to the Balance on June 28, 1996. Payment of the amount of the Purchase Order shall be in accordance with the Note issued pursuant to the Manufacturing and Distribution License Agreement executed as of June 30, 1996 (the "Note").

6. IMNET shipped the Software specified on the Purchase Order on or before June 30, 996.

7. The parties agree to reconcile SoftNet's account under the Distributor Agreement by making the payments and issuing the credits described on the attachment to this Second Amendment (which shall be the same as Exhibit 7.2 to the Manufacturing and Distribution License Agreement). Payments due IMNET from SoftNet shall be made in accordance with the terms and conditions of the Note.

8. In general, the party performing services under the Distributor Agreement should be the party receiving revenue for those services; however, services performed by IMNET in the support of SoftNet's prospective customer, R4 Services, Inc., will be provided to SoftNet for such customer free of charge up to a maximum of [ ], calculated based on the rates used in IMNET's current quotation to SoftNet. Any additional services will be billed to SoftNet at rates as are mutually agreed upon.

9. Unless otherwise herein modified, changed, deleted or added, all other terms and conditions of the Agreement, as amended, remain as originally stated.

         IN WITNESS WHEREOF, the parties hereto have executed this SECOND AMENDMENT TO DISTRIBUTOR AGREEMENT as of the later of the dates below.


IMNET SYSTEMS, INC.                    SOFTNET SYSTEMS, INC.


By:    _____________________________   By:    _____________________________

Title: _____________________________   Title: _____________________________

Date:    July 12, 1996                 Date:    July 12, 1996



341063.4

                                      ii